Exhibit 99.1

Spirit Airlines Reports December 2011 Traffic

Miramar, Florida (January 12, 2012) – Spirit Airlines (Nasdaq: SAVE) today reported its preliminary traffic results for December and Full Year 2011 and updated guidance for fourth quarter 2011 results.

Traffic (revenue passenger miles) in December 2011 increased 8.6 percent versus December 2010 on a capacity (available seat miles) increase of 9.5 percent.  Load factor for December 2011 was 82.8 percent, a decrease of 0.6 points as compared to December 2010.

The Company estimates its total revenue per ASM (RASM) for the fourth quarter 2011 increased approximately 21% as compared to the same period last year.  Fourth quarter 2011 cost per available seat mile (CASM), excluding unrealized mark-to-market fuel hedge gains, is currently estimated to be between 10.21 and 10.26 cents with CASM excluding fuel to be between 6.04 cents and 6.09 cents.  The Company’s current estimate for fourth quarter fuel price per gallon, including approximately $1.2 million of unrealized hedge gains is $3.17 and its economic fuel price per gallon, excluding unrealized mark-to-market hedge gains, is estimated to be $3.21.

The following table summarizes Spirit’s traffic results for the month, quarter, and year ended December 31, 2011 and 2010.

	December 2011	December 2010	Change
Revenue passenger miles (RPMs) (000)	685,830	631,267	8.6%
Available seat miles (ASMs) (000)	828,785	756,770	9.5%
Load Factor	82.8%	83.4%	(0.6) pts
Passenger flight segments	748,030	643,118	16.3%

	4Q 2011	4Q 2010	Change
Revenue passenger miles (RPMs) (000)	1,966,545	1,855,346	6.0%
Available seat miles (ASMs) (000)	2,303,852	2,200,640	4.7%
Load Factor	85.4%	84.3%	1.1 pts
Passenger flight segments	2,170,202	1,905,172	13.9%

	Full Year 2011	Full Year 2010	Change
Revenue passenger miles (RPMs) (000)	8,006,748	6,664,395	20.1%
Available seat miles (ASMs) (000)	9,352,553	8,119,923	15.2%
Load Factor	85.6%	82.1%	3.5 pts
Passenger flight segments	8,517,586	6,951,728	22.5%

The following table summarizes Spirit’s updated guidance for the fourth quarter 2011.  All data is based on preliminary estimates and is subject to change.  The company plans to announce fourth quarter 2011 results on February 16, 2012.

	4Q11E

Total revenue per ASM (RASM) year-over-year % change	Approximately 21%

Operating Expense per ASM (CASM) (cents)
CASM (1)	10.16	-	10.21
Less: Unrealized mark-to-market (gains) per ASM (2)	(0.05)
CASM excluding unrealized mark-to-market (gains) (2)	10.21	-	10.26
Less: Economic fuel expense per ASM (3)	4.17
CASM ex-fuel	6.04	-	6.09

Fuel Expense per Gallon($)
Fuel cost (2) (3)	$3.17
Less: Unrealized mark-to-market (gains) (2)	(.04)
Economic fuel cost (3)	$3.21

Fuel gallons (thousands)	29,954

Effective Tax Rate	38%

Wtd. Average Share Count (thousands)
Basic	72,242
Diluted	72,473

Footnotes
(1)	Excludes special items. The Company estimates special items will be approximately $1 million primarily related to secondary offering expenses and an impairment charge.

(2)	Includes unrealized mark-to-market (gains) comprised of estimated non-cash adjustments to aircraft fuel expense.

(3)	Includes fuel taxes, and into-plane fuel cost and fuel hedge (gains) and losses currently expected to be realized during the fourth quarter 2011.

About Spirit Airlines
Spirit Airlines (Nasdaq: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs.  Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers.  Spirit’s all-Airbus fleet currently operates more than 175 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean.  Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events.  When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements.  Similarly, statements that describe the Company’s objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements.  Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for the fourth quarter and full year 2011, including expectations regarding load factor, capacity, RASM, revenue, CASM, CASM ex-fuel, fuel expense, economic fuel cost and expected unrealized mark-to-market gains or losses, and the absence of unexpected operational disruption during the balance of the fourth quarter.  All forward-looking statements in this release are based upon information available to the Company on the date of this release.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations, including the competitive environment in the airline industry; the Company’s ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company’s ability to generate non-ticket revenues; and government regulation.  Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

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Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920